Exhibit 15

November 6, 2009
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Filing on the September 30, 2009 Form 10-Q for TrustCo Bank Corp NY

Commissioners:

We are aware that our report dated November 6, 2009 on our reviews of the interim financial information of TrustCo Bank Corp NY for the three and nine month periods ended September 30, 2009 and 2008 included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-3 (No. 333-123988), and Form S-3 (No. 333-146926).

Yours very truly,

/s/ Crowe Horwath LLP

Crowe Horwath LLP